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                                                                       EXHIBIT 2


                      CHADMOORE WIRELESS GROUP, INC.
                 a dissolved Colorado corporation -- 2002
                     2875 East Patrick Lane, Suite G
                         Las Vegas, Nevada 89120


                                                July 11, 2002


Recovery Equity Investors II, L.P.
555 Twin Dolphin Drive
Redwood City, California 94065

Re: Agreement and Plan of Reorganization dated as of August 21, 2000 by and among Nextel Communications, Inc. ("Nextel"), Nextel
      Finance Company ("Acquisition Sub") and Chadmoore Wireless
      Group, Inc. ("Chadmoore") (the "Agreement"), as amended by the
      First Amendment to the Agreement, dated as of August 31, 2000, by the Second Amendment to the Agreement, dated as of February 20, 2001, by the Third Amendment to the Agreement, dated as of June 29, 2001 and by the Fourth Amendment to the Agreement, dated as of November 16, 2001 (the Agreement, as amended, the "Amended Agreement")

Dear Sirs:

On August 21, 2000, Chadmoore entered into the Agreement with Nextel and Acquisition Sub pursuant to which Chadmoore agreed to transfer to Nextel the Assets (except for the Excluded Assets) in exchange for the Nextel Shares and the assumption of certain obligations of Chadmoore. All capitalized terms used and not otherwise defined herein have the respective meanings assigned to them in the Amended Agreement.

In order to induce Recovery Equity Investors II, L.P., a Delaware limited partnership ("REI"), to enter into the letter agreement relating to its support of the Agreement and the Reorganization as required by Nextel under the Agreement, Chadmoore and REI entered into a letter agreement dated August 21, 2000 (the "LETTER AGREEMENT").

In order to induce REI to enter into an amended letter agreement relating to its support of the Amended Agreement and the Reorganization and to resolve issues arising out of the Investment Agreement, dated as of May 1, 1998, between REI and Chadmoore and agreements related thereto, Chadmoore and REI entered into the letter agreement, dated November 16, 2001, as amended on December 12, 2001 (collectively, the "AMENDED LETTER AGREEMENT"), which amended and restated the Letter Agreement.

The Amended Letter Agreement provides, in part, for the treatment of all of the Series C Preferred Stock, par value $.001 per share, of Chadmoore owned by REI and of two warrants, one, the warrant represented by Certificate No.
2, dated May 1, 1998, issued by Chadmoore to REI ("WARRANT NO. 2") and another, the warrant represented by Certificate No. 3, dated May 1, 1998 issued by Chadmoore to REI ("WARRANT NO. 3"), in the plan of liquidation to be adopted by Chadmoore's Board of Directors and approved by its stockholders.

The Board of Directors of Chadmoore adopted a Plan of Liquidation (the
"PLAN") which was approved by the Chadmoore stockholders entitled to vote thereon on January 28, 2002. Articles of Dissolution were filed for Chadmoore with the Colorado Secretary of State on February 23, 2002. Chadmoore currently anticipates making a distribution under the Plan in early July 2002.


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In accordance with the Amended Letter Agreement and the Plan, Chadmoore and
REI agree that:

      1. For purposes of determining the number of shares of common stock, par value $.001 per share, of Chadmoore (the "COMMON STOCK") outstanding for purposes of determining the amount per share to be distributed to the holders of Common Stock and the holders of Stock Options (as defined below), (i) REI shall be deemed to be the holder of the 8,854,662 shares currently registered in its name on the stock records of Chadmoore and the additional 19,847,951 shares of Common Stock that would have been acquirable under Warrants No. 2 and 3 and (ii) the total number of shares of Common Stock deemed outstanding for any particular distribution shall be no more than the sum of (w) the 47,736,006 shares of Common Stock issued and outstanding on the Record Date (as defined below), (x) the 19,847,951 shares of Common Stock that would have been acquirable under Warrants No. 2 and 3, (y) the 513,607 shares of Common Stock deemed acquirable under the warrants issued to Private Equity Partners originally for 278,798 shares, 80,000 shares and 250,000 shares, respectively, and (z) the aggregate number of shares of Common Stock deemed to be issued upon the net exercise of the Stock Options (as defined below) determined as provided in paragraph 2 below. The basis for the calculation of the number of shares which would have been acquirable under Warrants Nos. 2 and 3 is as set forth under "Reserve utilization handicapped" in Exhibit A attached hereto and on the computer disc delivered to REI hereunder. REI's portion of any distribution made to holders of Common Stock and the holders of Stock Options (as defined below) shall be determined by multiplying the amount per share to be distributed as determined using the methodology set forth on Exhibit B attached hereto and the computer disc delivered to REI hereunder by the sum of the 8,854,662 shares of Common Stock held of record by REI and, as provided in the Plan, the additional 19,847,951 shares of Common Stock that would have been acquirable under Warrants No. 2 and 3. Payments to REI on account of the 8,854,662 shares of Common Stock held of record shall be made by the paying agent then employed by Chadmoore. No later than the date that any payment is made by the paying agent, Chadmoore shall pay directly to REI all other amounts payable to REI in such manner as REI shall reasonably direct.

      2. The Plan also provides for distributions to be made to the holders of stock options, other than those who have elected not to participate in the deemed net exercise, under the Chadmoore Wireless Group, Inc. 1995 Amended Nonqualified Stock Option Plan, the Chadmoore Wireless Group, Inc. Employee Benefit and Consulting Services Compensation Plan, the Chadmoore Wireless Group, Inc. 1998 Stock Option Plan and the Chadmoore Wireless Group, Inc.
2000 Stock Option Plan and any other stand-alone option agreements outside such plans with current or former officers, non-management directors or employees of Chadmoore outstanding and vested as of the date of the filing of Chadmoore's Articles of Dissolution (the "RECORD DATE") (such options, collectively, being the "STOCK OPTIONS"). Chadmoore represents and warrants to REI that the list attached hereto as Exhibit B is a true, correct and complete list of each Stock Option outstanding and vested as of the Record Date, the exercise price thereof and the holder thereof. Chadmoore also agrees that, upon each distribution under the Plan, it shall use the methodology set forth in Exhibit B attached hereto and on the computer disc delivered to REI hereunder to determine whether the holder of a Stock Option is entitled to any portion of such distribution and, if so entitled, the amount to which he or she is so entitled.

      3. At least five (5) business days prior to any distribution to be made under the Plan, Chadmoore shall notify REI in writing of such distribution and provide REI with its calculation of the amount to be received by REI and the amount to be received by holders of Stock Options in such distribution for REI's prior review and reasonable comment. REI hereby waives such five-day period in connection with the initial distribution to be made under the Plan on or about July 10, 2002; provided that such distribution is made by July 17, 2002.

      4. Chadmoore acknowledges and confirms receipt of an executed IRS Form W-9 from REI and that, based upon the certification contained therein, all payments to be received by REI under the Plan will not be subject backup tax withholding.


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      5.    Chadmoore has engaged KPMG to render an opinion whether, and what extent, the annual limitation imposed under Section 382 of the Internal Revenue Code of 1986, as amended (the "CODE"), on the utilization of net operating loss carryovers may be increased by the application of Section 382(h) of the Code to certain built-in gain assets sold by Chadmoore to Nextel. Chadmoore has received drafts of this opinion, true, correct and complete copies of which it has also provided to REI. Chadmoore shall provide REI with a true, correct and complete copy of the final form of opinion issued by KPMG on this subject within two (2) business days after its receipt thereof.

      6. Any notice, demand, request, waiver or other communication under this Letter Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served, on the date of transmission, if sent by facsimile, receipt confirmed, or on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered, returned receipt request, postage prepaid, in each case addressed as follows (or to such other address as shall be designated by the applicable party to the other party in writing in compliance with this Section):

            To Chadmoore:     Chadmoore Wireless Group, Inc.
                              2875 East Patrick Lane
                              Suite G
                              Las Vegas, Nevada 89120
                              Attention: President and Chief
                              Executive Officer
                              Facsimile No.: 702-740-5643

            With a copy to:   Gray Cary Ware & Freidenrich LLP
                              400 Capitol Mall
                              Suite 2400
                              Sacramento, California 95814-4411
                              Attention: Gilles Attia
                              Facsimile No.: 916-930-3201

            To REI:           Recovery Equity Investors II, L.P.
                              555 Twin Dolphin Drive
                              Redwood City, California 94065

            With a copy to:   Morgan, Lewis & Bockius LLP
                              101 Park Avenue
                              New York, New York 10178
                              Attention: Philip H. Werner
                              Facsimile No.: 212-309-6273

      7. No failure or delay on the part of either party to this Letter Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise for any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      8. Except as hereinafter provided, changes in, termination or amendments of or additions to this Letter Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if Chadmoore shall obtain REI's prior written consent thereto. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      9. REI and Chadmoore acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions


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of this Letter Agreement, and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

      10. This Letter Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      11. This Letter Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.



                        [signature page to follow]

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If you are in agreement with the foregoing, please sign the copy of this letter enclosed and return it to the undersigned, whereupon it will become a binding obligation between us.

                                          Sincerely yours,

                                          CHADMOORE WIRELESS
                                          GROUP, INC., a dissolved Colorado
                                          corporation - 2002


                                          By: /s/ Robert W. Moore
                                             -------------------------------
                                             Name:  Robert W. Moore
                                             Title: President/CEO

Agreed and accepted this 11th day of July, 2002.


RECOVERY EQUITY INVESTORS II, L.P.


By:  RECOVERY EQUITY PARTNERS II, L.P.
      Its General Partner


By: /s/ Joseph J. Finn-Egan
   --------------------------------------
   Name:  Joseph J. Finn-Egan
   Title: General Partner


By: /s/ Jeffrey A. Lipkin
   --------------------------------------
   Name:  Jeffrey A. Lipkin
   Title: General Partner